EXHIBIT 11

REEBOK INTERNATIONAL LTD.
(Amount in thousands, except per share data)

Exhibit 11  -  Statement Re: computation per share earnings


                                    1995      1994      1993
                                    ____      ____      ____

Primary

Average shares outstanding        78,317    82,228    86,462

Net effect of dilutive stock
 options                           1,170     2,083     1,886
                                ________  ________  ________

TOTAL                             79,487    84,311    88,348
                                ________  ________  ________

Net Income                      $164,798  $254,478  $223,415
                                ________  ________  ________

Per share amount                   $2.07     $3.02     $2.53
                                ________  ________  ________


Fully Diluted

Average shares outstanding        78,317    82,228    86,462

Net effect of dilutive stock
 options                           1,170     2,455     1,911
                                ________  ________  ________

TOTAL                             79,487    84,683    88,373
                                ________  ________  ________

Net Income                      $164,798  $254,478  $223,415
                                ________  ________  ________

Per share amount                   $2.07     $3.01     $2.53
                                ________  ________  ________